Exhibit 99.1

Tripath First Quarter Fiscal 2006 Revenue Expected to Be $3.0 Million to $3.1 Million; Reiterates Fiscal Second Quarter 2006 Revenue Guidance of $3.5 Million to $3.7 Million

SAN JOSE, Calif.—(BUSINESS WIRE)—Jan. 11, 2006—Tripath Technology Inc. (OTCBB:TRPH), creators of Class-T(R) 1-bit digital audio amplifiers with Digital Power Processing (DPP(R)), today announced it expects revenue to be in the range of $3.0 million to $3.1 million for the first fiscal quarter of 2006 ended December 31, 2005. In addition, the company reiterated its previous revenue guidance of $3.5 million to $3.7 million for its second fiscal quarter of 2006 ending March 31, 2006.

“Our revenue performance during the December quarter was consistent with our earlier expectations as supply constraints experienced early in the quarter were decreased,” said Dr. Adya S. Tripathi, president and chief executive officer of Tripath. “We remain confident in the future of Tripath, and we are building on our strong intellectual property position with deliveries of key products and a continued focus on driving fundamental results.”

“Tripath continues to move forward in product development and introductions. We completed a very successful showing at International Consumer Electronics Show (CES) in Las Vegas last week. During CES, we introduced the TAA2009, Tripath’s first Trivici-based amplifier for flat panel TVs; announced the TCD6001 and TPS4100A that are powering multiple Panasonic’s in-dash car audio head units; and introduced the TDA1800, our new Class-T Amplifier Driver,” added Tripathi.

Tripath expects to announce final results and hold an investor conference call for its fiscal first quarter in the next few weeks, and the company plans to make an announcement of the date and call in advance.

About Tripath Technology Inc.

Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing(R) (DPP), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP under the brand name Class-T(R). Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath, please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement

Certain statements in this release concerning Tripath’s expected revenues for the first and second fiscal quarters of 2006 are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. The risks and uncertainties include many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials, availability and pricing of competing products and technologies that would affect sales and pricing of our products. We may experience fluctuations in the manufacturing yields of our third-party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products. We may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner. Further information regarding these and other risks and uncertainties is included in the Company’s United States Securities and Exchange Commission filings, particularly our Annual Report on Form 10-K for the year ended September 30, 2005.

CONTACT:	Tripath Technology Inc.
Jeffrey L. Garon, 408-750-6801
or
Lippert / Heilshorn & Associates, Inc.
David Barnard, 415-433-3777 (Investors)
david@lhai-sf.com
Kirsten Chapman, 415-433-3777 (Investors)